Exhibit 99.1

Babcock & Wilcox Announces Third Quarter 2014 Results

  Record Third Quarter Revenue for Nuclear Operations Segment
  Power Generation Revenue and Operating Margin Improving
  Raises Lower End of 2014 Adjusted EPS Range to $1.75 to $1.85
  Separately Announced Planned Spin-off of Power Generation Business

CHARLOTTE, N.C.--(BUSINESS WIRE)--November 5, 2014--The Babcock & Wilcox Company (NYSE: BWC) (“B&W” or the “Company”) today reported third quarter 2014 revenues of $737.9 million, a decrease of $36.9 million, or 4.8%, from the third quarter of 2013, while GAAP earnings per share increased $0.03 per share to $0.57 for the third quarter of 2014 compared to $0.54 in the prior year period. Adjusted earnings per share, which excludes a $0.04 per share net impact of a non-recurring investment gain offset by a mid-year pension mark-to-market adjustment and restructuring costs for the quarter, were $0.53 for the three months ended September 30, 2014 compared to $0.57 in the third quarter of 2013.

“Significantly improved third quarter revenue and margin relative to the first half of the year demonstrate that our focus on efficiency, costs, and targeted business development is beginning to positively impact the business,” said Mr. E. James Ferland, President and Chief Executive Officer. “Our Nuclear Operations segment continued its strong performance, recording its highest ever third quarter revenue while maintaining its operating margin. The Power Generation segment produced a solid quarter with improved revenue and operating margins in line with our expectations. We are pleased with these results and believe they represent a step forward for the Company. We are confident that the actions we are taking position B&W for steady improvement in our top and bottom lines in 2015 and beyond.”

In a separate release issued today, the Company also announced that its Board of Directors has unanimously approved pursuing the tax-free spin-off of the Company’s Power Generation business to B&W shareholders. The planned separation of the Power Generation and Government & Nuclear Operations businesses is expected to create two independent, publicly-traded companies equipped with the resources, strategic autonomy, and financial flexibility to enhance long-term shareholder value.

Results of Operations

Consolidated revenues for the third quarter of 2014 were $737.9 million, a decrease of 4.8%, compared to $774.8 million for the third quarter of 2013. The Nuclear Operations segment revenues increased by 5.4%, to $297.5 million, primarily attributable to increased activity in the manufacturing of nuclear components for the U.S. Government programs. Revenues in the Power Generation segment were $402.0 million in the three months, 5.8% below the corresponding period in 2013 but 22.8% higher sequentially compared to the previous quarter. The year-over-year decrease was primarily due to the timing and level of activities related to new build steam generation systems projects together with lower revenue from the new build environmental equipment business. The MEGTEC acquisition contributed $48.9 million of revenues during the third quarter of 2014. Revenues from the Nuclear Energy segment were $21.5 million, compared to $52.5 million in the prior year period, a decrease of $31.0 million primarily attributable to management’s decision earlier in the year to exit the low margin nuclear projects business.

GAAP operating income for the third quarter of 2014 decreased $16.9 million to $65.2 million compared to $82.1 million in the same period of 2013. The mPower segment recorded a $5.1 million loss in the third quarter of 2014 compared to a $25.6 million loss in the corresponding period in 2013, due to the slower pace of development under the restructured mPower program. For the quarter, Technical Services operating income decreased $13.4 million to $5.0 million, primarily attributable to the loss of the Pantex and Y-12 contracts. Operating income in the Power Generation segment was $35.3 million, a $3.0 million decrease from $38.3 million in the 2013 period, primarily due to lower revenues. Operating income in the Nuclear Operations segment decreased $1.9 million in the quarter from last year’s record third quarter profit to $61.9 million, while the Nuclear Energy segment reported a loss of $6.7 million in the period compared to $0.0 million in the same prior year period.

Operating income for the third quarter of 2014 includes an $11.1 million pension mark-to-market adjustment, due to a re-measurement of the Canadian pension plan, as well as $8.7 million of special charges for restructuring activities and $0.6 million of MEGTEC acquisition costs. Excluding these charges, adjusted operating income for the third quarter of 2014 was $85.6 million compared to adjusted operating income of $86.9 million in the third quarter of 2013.

“We are pleased with the progress we’ve made across our different businesses during the period,” said Mr. Ferland. “In addition to the solid results in the Nuclear Operations and Power Generation segments this quarter, the Nuclear Energy segment reported bookings in excess of $100 million. mPower spending was reduced and is pacing to our targeted $15 million annual run rate. Our international business development activities are expanding in markets where there is a healthy pipeline of coal and renewables opportunities. As a result, we expect solid bookings in these areas in the coming months. Our margin improvement programs remain on track and we continue to look for additional opportunities to reduce costs and improve efficiency.”

Liquidity and Debt

The Company’s cash and investments position, net of restricted cash, was $220.5 million at the end of the third quarter of 2014, a decrease of $140.8 million compared to $361.3 million as of December 31, 2013. During the three month period ended September 30, 2014, the Company repurchased common shares totaling $50.0 million, paid dividends of $10.7 million, and contributed $34.1 million to its pension plans. For the first nine months of 2014, the Company returned $182.6 million of capital to shareholders through its share repurchase and dividend programs, acquired MEGTEC for a net $142.8 million, and contributed $58.9 million to its pension plans.

As of September 30, 2014, outstanding balances under the Credit Agreement included a $150.0 million term loan, $154.4 million borrowed under the revolving credit facility, and letters of credit issued under the revolving credit facility totaling $170.2 million, resulting in $825.4 million of availability as of the end of the third quarter.

Quarterly Dividend and Share Repurchase

On October 31, 2014, the Company declared a quarterly cash dividend of $0.10 per common share. The dividend will be payable on December 16, 2014 to shareholders of record on November 20, 2014.

During the third quarter of 2014, the Company repurchased 1.63 million shares of its common stock at a total cost of $50.0 million. Program to date through September 30, 2014, the Company had repurchased a total of 14.22 million shares at a cost of $403.4 million leaving $346.6 million of capacity remaining under its previously announced $750 million share repurchase authorizations.

Outlook

The Company raised the lower end of the range for adjusted earnings per share for the full year 2014 to $1.75 to $1.85, from the previous range of $1.70 to $1.85. Adjusted earnings per share exclude restructuring charges, the mark-to-market adjustments for pension and other post-retirement benefits, and other non-recurring gains and losses. The Company also expects 2014 consolidated revenues to be approximately $2.9 billion, compared to the previous range of $2.9 billion to $3.0 billion.

Conference Call to Discuss Third Quarter 2014 Results and Announcement of Planned Spin-off

Date:	Thursday, November 6, 2014, at 8:30 a.m. EST
Live Webcast:	Investor Relations section of website at www.babcock.com

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the manner, tax-free nature and expected benefits associated with separating B&W’s power generation business and its government and nuclear operations business into two independent, publicly traded companies; bookings, to the extent they may be viewed as an indicator of future revenues; and our 2014 outlook. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties, including, among other things, the proposed separation not being completed as anticipated or at all; delays or other difficulties in completing the separation, including the inability to satisfy the conditions for its completion; disruptions experienced with customers and suppliers; the inability of either business to successfully operate independently; the inability to retain key personnel; adverse changes in the industries in which we operate and delays, changes or termination of contracts in backlog. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see B&W’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2013 and subsequent quarterly reports on Form 10-Q. B&W cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About B&W

The Babcock & Wilcox Company is a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets as well as a premier advanced technology and mission critical defense contractor. B&W has locations worldwide and employs approximately 11,000 people, in addition to joint venture employees throughout the world. A company overview presentation, which will be presented at investor conferences and meetings throughout this quarter, is available on the Investor Relations section of our website. For additional information please visit our website at www.babcock.com.

EXHIBIT 1

THE BABCOCK & WILCOX COMPANY
RECONCILIATION OF NON-GAAP OPERATING INCOME AND EARNINGS PER SHARE*

	Three Months Ended September 30, 2014
	GAAP	Gain on Centrus Transaction	Pension & OPEB MTM (Gain) / Loss	MEGTEC Acquisition	mPower Restructuring	GCI Impact	Non-GAAP
Operating Income	$65.2	$-	$11.1	$0.6	$0.3	$8.4	$85.6
Other Income / (Expense)	15.9	(18.6)	-	-	-	-	(2.7)
Provision for Income Taxes	(20.7)	-	(2.9)	(0.2)	(0.1)	(2.7)	(26.6)
Net Income	60.4	(18.6)	8.2	0.4	0.2	5.7	56.3
Net Loss (Income) Attributable to Non-Controlling Interest	0.8	-	-	-	-	-	0.8
Net Income Attributable to The Babcock & Wilcox Company	$61.2	$(18.6)	$8.2	$0.4	$0.2	$5.7	$57.1

Diluted Earnings per Common Share	$0.57	$(0.17)	$0.08	$0.00	$0.00	$0.05	$0.53
Effective Tax Rate	25.5%						32.1%

	Three Months Ended September 30, 2013
	GAAP	Gain on Centrus Transaction	Pension & OPEB MTM (Gain) / Loss	MEGTEC Acquisition	mPower Restructuring	GCI Impact	Non-GAAP
Operating Income	$82.1	$-	$-	$-	$-	$4.8	$86.9
Other Income / (Expense)	(0.7)	-	-	-	-	-	(0.7)
Provision for Income Taxes	(24.4)	-	-	-	-	(1.6)	(26.0)
Net Income	57.0	-	-	-	-	3.2	60.2
Net Loss (Income) Attributable to Non-Controlling Interest	3.4	-	-	-	-	-	3.4
Net Income Attributable to The Babcock & Wilcox Company	$60.4	$-	$-	$-	$-	$3.2	$63.6

Diluted Earnings per Common Share	$0.54	$-	$-	$-	$-	$0.03	$0.57
Effective Tax Rate	30.0%						30.2%

	Nine Months Ended September 30, 2014
	GAAP	Gain on Centrus Transaction	Pension & OPEB MTM (Gain) / Loss	MEGTEC Acquisition	mPower Restructuring	GCI Impact	Non-GAAP
Operating Income	$153.9	$-	$11.1	$2.1	$22.4	$20.6	$210.1
Other Income / (Expense)	16.6	(18.6)	-	-	-	-	(2.0)
Provision for Income Taxes	(45.5)	-	(2.9)	(0.7)	(7.6)	(7.0)	(63.7)
Net Income	125.0	(18.6)	8.2	1.4	14.8	13.6	144.4
Net Loss (Income) Attributable to Non-Controlling Interest	7.6	-	-	-	-	-	7.6
Net Income Attributable to The Babcock & Wilcox Company	$132.7	$(18.6)	$8.2	$1.4	$14.8	$13.6	$152.1

Diluted Earnings per Common Share	$1.21	$(0.17)	$0.08	$0.01	$0.14	$0.12	$1.39
Effective Tax Rate	26.7%						30.6%

	Nine Months Ended September 30, 2013
	GAAP	Gain on Centrus Transaction	Pension & OPEB MTM (Gain) / Loss	MEGTEC Acquisition	mPower Restructuring	GCI Impact	Non-GAAP
Operating Income	$241.0	$-	$-	$-	$-	$25.5	$266.5
Other Income / (Expense)	0.8	-	-	-	-	-	0.8
Provision for Income Taxes	(70.2)	-	-	-	-	(8.7)	(78.9)
Net Income	171.6	-	-	-	-	16.8	188.4
Net Loss (Income) Attributable to Non-Controlling Interest	8.9	-	-	-	-	-	8.9
Net Income Attributable to The Babcock & Wilcox Company	$180.5	$-	$-	$-	$-	$16.8	$197.3

Diluted Earnings per Common Share	$1.60	$ $ -	$-	$-	$-	$0.15	$1.75
Effective Tax Rate	29.0%						29.5%

* B&W is providing non-GAAP information regarding certain of its historical results and guidance on future earnings per share to supplement the results provided in accordance with GAAP and it should not be considered superior to, or as a substitute for, the comparable GAAP measures. B&W believes the non-GAAP measures provide meaningful insight in the Company’s operational performance and provides these measures to investors to help facilitate comparisons of operating results with prior periods and to assist them in understanding B&W’s ongoing operations.

EXHIBIT 2

THE BABCOCK & WILCOX COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
	(In thousands)

Current Assets:
Cash and cash equivalents	$196,921	$346,116
Restricted cash and cash equivalents	43,200	45,945
Investments	19,046	10,748
Accounts receivable – trade, net	424,875	360,323
Accounts receivable – other	66,052	45,480
Contracts in progress	350,165	370,820
Inventories	116,533	113,058
Deferred income taxes	97,770	97,170
Other current assets	57,297	47,764

Total Current Assets	1,371,859	1,437,424

Property, Plant and Equipment	1,179,435	1,126,683
Less accumulated depreciation	716,309	679,604

Net Property, Plant and Equipment	463,126	447,079

Investments	4,483	4,426

Goodwill	395,301	281,708

Deferred Income Taxes	117,159	127,076

Investments in Unconsolidated Affiliates	141,914	184,831

Intangible Assets	114,540	81,521

Other Assets	48,388	45,088

TOTAL	$2,656,770	$2,609,153

THE BABCOCK & WILCOX COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS’ EQUITY

	September 30,	December 31,
	2014	2013
	(Unaudited)
	(In thousands, except share and per share amounts)

Current Liabilities:
Notes payable and current maturities of long-term debt	$8,890	$4,671
Accounts payable	212,069	319,774
Accrued employee benefits	100,690	163,833
Accrued liabilities – other	87,707	58,192
Advance billings on contracts	232,008	317,771
Accrued warranty expense	59,574	56,436
Income taxes payable	10,182	6,551

Total Current Liabilities	711,120	927,228

Long-Term Debt	298,776	225

Accumulated Postretirement Benefit Obligation	46,049	43,194

Environmental Liabilities	55,951	53,391

Pension Liability	346,198	336,878

Other Liabilities	58,709	65,296

Stockholders’ Equity:
Common stock, par value $0.01 per share, authorized 325,000,000 shares; issued 121,417,899 and 120,536,910 shares at September 30, 2014 and December 31, 2013, respectively	1,214	1,205
Preferred stock, par value $0.01 per share, authorized 75,000,000 shares; No shares issued	-	-
Capital in excess of par value	772,842	747,189
Retained earnings	756,572	656,916
Treasury stock at cost, 14,910,058 and 10,068,731 shares at September 30, 2014 and December 31, 2013, respectively	(423,821)	(268,971)
Accumulated other comprehensive income	17,242	28,348
Stockholders’ Equity – The Babcock & Wilcox Company	1,124,049	1,164,687
Noncontrolling interest	15,918	18,254
Total Stockholders’ Equity	1,139,967	1,182,941

TOTAL	$2,656,770	$2,609,153

THE BABCOCK & WILCOX COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)
	(In thousands, except share and per share amounts)

Revenues	$737,902	$774,834	$2,085,925	$2,466,393

Costs and Expenses:
Cost of operations	554,614	578,394	1,569,229	1,884,134
Research and development costs	8,379	23,787	63,293	52,970
Losses (gains) on asset disposals and impairments, net	(605)	1,258	852	1,345
Selling, general and administrative expenses	108,987	102,576	305,590	313,113
Special charges for restructuring activities	8,675	4,849	28,803	25,504
Total Costs and Expenses	680,050	710,864	1,967,767	2,277,066

Equity in Income of Investees	7,308	18,151	35,760	51,713

Operating Income	65,160	82,121	153,918	241,040

Other Income (Expense):
Interest income	267	480	876	1,135
Interest expense	(2,978)	(631)	(4,798)	(2,238)
Other – net	18,625	(533)	20,527	1,878
Total Other Income (Expense)	15,914	(684)	16,605	775

Income before Provision for Income Taxes	81,074	81,437	170,523	241,815

Provision for Income Taxes	20,671	24,416	45,474	70,217

Net Income	60,403	57,021	125,049	171,598

Net Loss Attributable to Noncontrolling Interest	811	3,425	7,646	8,892

Net Income Attributable to The Babcock & Wilcox Company	$61,214	$60,446	$132,695	$180,490

Earnings per Common Share:
Basic:
Net Income Attributable to The Babcock & Wilcox Company	$0.57	$0.54	$1.22	$1.61
Diluted:
Net Income Attributable to The Babcock & Wilcox Company	$0.57	$0.54	$1.21	$1.60

Shares used in the computation of earnings per share (Note 10):
Basic	107,105,986	110,931,376	109,103,879	112,309,170
Diluted	107,444,284	111,749,381	109,482,318	113,049,700

THE BABCOCK & WILCOX COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,
	2014	2013
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:	(In thousands)
Net Income	$125,049	$171,598
Non-cash items included in net income:
Depreciation and amortization	57,400	51,341
Income of investees, net of dividends	16,920	(18,419)
Losses on asset disposals and impairments	3,870	1,345
Gain on exchange of USEC investment	(18,647)	-
In-kind research and development costs	5,830	11,289
Recognition of losses for pension and postretirement plans	12,952	2,265
Stock-based compensation expense	11,786	13,072
Excess tax benefits from stock-based compensation	(568)	(64)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(62,220)	(44,663)
Accounts payable	(115,271)	5,305
Contracts in progress and advance billings on contracts	(74,214)	(140,862)
Inventories	138	10,559
Income taxes	(11,804)	(1,284)
Accrued and other current liabilities	13,206	(3,588)
Pension liability, accrued postretirement benefit obligation and employee benefits	(66,679)	(69,842)
Other, net	17,057	5,921
NET CASH USED IN OPERATING ACTIVITIES	(85,195)	(6,027)
CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in restricted cash and cash equivalents	2,745	14,669
Purchases of property, plant and equipment	(55,877)	(45,288)
Acquisition of business, net of cash acquired	(127,705)	-
Purchase of intangible assets	(722)	(2,200)
Purchases of available-for-sale securities	(21,225)	(79,747)
Sales and maturities of available-for-sale securities	31,663	122,677
Investment in equity and cost method investees	(4,900)	(2,807)
Proceeds from asset disposals	846	586
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(175,175)	7,890
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of short-term borrowing and long-term debt	(4,424)	(157)
Borrowings under short-term arrangements	2,855	649
Borrowings under Credit Agreement	809,300	-
Repayments under Credit Agreement	(504,900)	-
Payment of debt issuance costs	(5,390)	-
Repurchase of common shares	(149,774)	(140,143)
Dividends paid to common shareholders	(32,799)	(27,082)
Excess tax benefits from stock-based compensation	568	64
Exercise of stock options	3,854	3,756
Other	(202)	(414)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	119,088	(163,327)
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(7,913)	(2,255)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(149,195)	(163,719)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	346,116	383,547
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$196,921	$219,828
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest (net of amount capitalized)	$3,573	$1,341
Income taxes (net of refunds)	$52,845	$70,602
SCHEDULE OF NON-CASH INVESTING ACTIVITY:
Accrued capital expenditures included in accounts payable	$3,201	$6,040

THE BABCOCK & WILCOX COMPANY
BUSINESS SEGMENT INFORMATION

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(Unaudited)
	(In thousands)
REVENUES:
Power Generation	$402,016	$426,960	$1,041,473	$1,359,614
Nuclear Operations	297,489	282,120	877,141	874,245
Technical Services	20,236	25,242	70,706	77,903
Nuclear Energy	21,529	52,470	114,236	179,171
mPower	-	343	278	980
Adjustments and Eliminations	(3,368)	(12,301)	(17,909)	(25,520)

TOTAL	$737,902	$774,834	$2,085,925	$2,466,393

SEGMENT INCOME:
Power Generation	$35,260	$38,348	$61,017	$102,213
Nuclear Operations	61,893	63,819	180,103	184,280
Technical Services	4,951	18,398	34,818	47,812
Nuclear Energy	(6,698)	21	(4,627)	10,201
mPower	(5,140)	(25,576)	(63,782)	(53,627)
SUBTOTAL	90,266	95,010	207,529	290,879
Corporate	(5,352)	(8,040)	(13,729)	(24,335)
Special Charges for Restructuring Activities	(8,675)	(4,849)	(28,803)	(25,504)
Mark to Market Adjustment	(11,079)	-	(11,079)	-
TOTAL	$65,160	$82,121	$153,918	$241,040

EQUITY IN INCOME (LOSS) OF INVESTEES:
Power Generation	$2,859	$3,287	$5,659	$10,596
Nuclear Operations	-	-	-	-
Technical Services	4,419	15,063	30,069	41,595
Nuclear Energy	30	(199)	32	(478)
mPower	-	-	-	-

TOTAL	$7,308	$18,151	$35,760	$51,713

PENSION EXPENSE:
Power Generation	$191	$750	$1,382	$2,240
Nuclear Operations	872	1,133	2,616	3,399
Technical Services	48	72	144	216
Nuclear Energy	1,013	899	3,495	3,038
mPower	-	-	-	-
Corporate	484	505	1,459	1,515
Mark to Market Adjustment	11,079	0	11,079	-

TOTAL	$13,687	$3,359	$20,175	$10,408

DEPRECIATION AND AMORTIZATION:
Power Generation	$9,886	$5,720	$21,193	$16,519
Nuclear Operations	7,380	6,769	21,037	20,182
Technical Services	-	48	1	144
Nuclear Energy	1,614	1,648	4,968	4,832
mPower	263	122	712	365
Corporate	3,204	3,178	9,489	9,299

TOTAL	$22,347	$17,485	$57,400	$51,341

RESEARCH AND DEVELOPMENT, NET:
Power Generation	$4,502	$4,585	$12,795	$16,128
Nuclear Operations	-	54	5	67
Technical Services	6	17	24	56
Nuclear Energy	602	879	1,512	3,079
mPower	3,269	18,252	48,957	33,640

TOTAL	$8,379	$23,787	$63,293	$52,970

CAPITAL EXPENDITURES:
Power Generation	$4,788	$1,553	$10,886	$13,403
Nuclear Operations	7,101	8,187	24,210	21,599
Technical Services	-	66	-	66
Nuclear Energy	4,852	1,163	13,089	4,141
mPower	99	331	1,983	1,745
Corporate	1,215	555	5,709	4,334

TOTAL	$18,055	$11,855	$55,877	$45,288

BACKLOG:
Power Generation	$2,132,985	$2,176,110	$2,132,985	$2,176,110
Nuclear Operations	2,376,438	2,530,159	2,376,438	2,530,159
Technical Services	4,475	15,388	4,475	15,388
Nuclear Energy	273,415	185,632	273,415	185,632
mPower	-	2,221	-	2,221

TOTAL	$4,787,313	$4,909,510	$4,787,313	$4,909,510

BOOKINGS:
Power Generation	$320,079	$270,214	$1,011,358	$1,041,851
Nuclear Operations	93,426	(20,476)	877,434	416,238
Technical Services	12,523	33,055	70,155	86,120
Nuclear Energy	100,837	34,711	238,863	82,839
mPower	-	-	-	-

TOTAL	$526,865	$317,504	$2,197,810	$1,627,048

CONTACT:
The Babcock & Wilcox Company
Investor Contact:
Jenny L. Apker, Vice President, Treasurer and Investor Relations, 704-625-4944
investors@babcock.com
or
Media Contact:
Aimee Mills, Media Relations Lead, 980-365-4583
aemills@babcock.com